Execution Version

ADMINISTRATIVE SERVICES AGREEMENT

by and among

MINNESOTA LIFE INSURANCE COMPANY,

SECURIAN LIFE INSURANCE COMPANY,

SECURIAN FINANCIAL SERVICES, INC.

solely for purposes of Section 3.01 hereof

and

Dated as of April 1, 2022

1

i

ii

SCHEDULES

Schedule I	Disaster Recovery Plans
Schedule II	Services
Schedule III	Required Insurance Coverages
Schedule IV	Securian Marks
Schedule V	Administrative Guidelines
Schedule VI	Data Security Requirements Addendum
Schedule VII	Information Security Addendum
Schedule 5.02(a)	Books and Records

EXHIBITS

Exhibit A	Force Majeure Event

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This ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) is made and entered into on April 1, 2022, by and among MINNESOTA LIFE INSURANCE COMPANY, a Minnesota-domiciled life insurance company (“MLIC”), SECURIAN LIFE INSURANCE COMPANY, a Minnesota-domiciled insurance company (“SLIC” and, together with MLIC, the “Ceding Companies”), SECURIAN FINANCIAL SERVICES, INC., a Delaware corporation and affiliate of the Ceding Companies (“SFS”) (solely for purposes of Section 3.01 hereof) and                 , an    -domiciled insurance company (the “Administrator”). For purposes of this Agreement, MLIC, SLIC and the Administrator shall each be deemed a “Party.”

RECITALS

WHEREAS, pursuant to that certain Coinsurance and Modified Coinsurance Agreement, dated as of the date hereof (the “MLIC Reinsurance Agreement”), by and between MLIC and the Administrator, MLIC has agreed to cede to the Administrator, as reinsurer thereunder, and the Administrator has agreed to assume from MLIC, on a coinsurance and modified coinsurance basis, on the terms and conditions set forth in the MLIC Reinsurance Agreement, one hundred percent (100%) of the Reinsured Liabilities (as defined in the MLIC Reinsurance Agreement);

WHEREAS, pursuant to that certain Coinsurance Agreement, dated as of the date hereof (the “SLIC Reinsurance Agreement” and, together with the MLIC Reinsurance Agreement, the “Reinsurance Agreements”), by and between SLIC and the Administrator, SLIC has agreed to cede to the Administrator, as reinsurer thereunder, and the Administrator has agreed to assume from SLIC, on a coinsurance basis, on the terms and conditions set forth in the SLIC Reinsurance Agreement, one hundred percent (100%) of the Reinsured Liabilities (as defined in the SLIC Reinsurance Agreement);

WHEREAS, each of the Reinsurance Agreements requires that the Administrator and the applicable Ceding Company enter into this Administrative Services Agreement whereby the Administrator will provide certain administrative and other services with respect to the Reinsured Contracts; and

WHEREAS, each of the Ceding Companies desires to appoint the Administrator to provide all administrative and other services with respect to the Administered Business (other than the Excluded Services (as defined below)), and the Administrator desires to provide such administrative and other services in consideration for each of the Ceding Companies entering into the applicable Reinsurance Agreement.

NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used herein, the following terms have the respective meanings set forth in this Section 1.01:

“Action” has the meaning set forth in the Reinsurance Agreements.

“Additional Consideration” has the meaning set forth in the Reinsurance Agreements.

“Administered Business” means (i) the business of each of MLIC and SLIC with respect to the Reinsured Contracts, the Third Party Reinsurance Agreements and the Reinsured Liabilities and (ii) the business of MLIC with respect to the Separate Accounts.

“Administrative Guidelines” means the administrative guidelines attached hereto as Schedule V.

“Administrator” has the meaning set forth in the preamble.

“Administrator Indemnified Parties” has the meaning set forth in Section 11.01.

“Affiliate” has the meaning set forth in the Reinsurance Agreements.

“Agreement” has the meaning set forth in the preamble.

“Allocated Premium Taxes” has the meaning set forth in the applicable Reinsurance Agreement.

“Annual Premium Tax Report” has the meaning set forth in Section 15.01(c).

“Applicable Privacy Laws” means applicable Laws relating to privacy, data protection and the collection and use of an individual’s information and user information gathered, accessed, collected or used by the Ceding Companies or any of their Affiliates in the course of the operations of the Administered Business, including without limitation: the Financial Services Modernization Act of 1999, 15 U.S.C. §§ 6801-6809; Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq., as amended by the Fair and Accurate Credit Transactions Act of 2003, Pub. L. No. 108-159, 117 Stat. 1952 (2003); California Financial Information Privacy Act, Cal. Fin. Code § 4053(b)(1); The California Consumer Privacy Act of 2018 (Cal. Civ. Code Division 3, Part 4, Title 1.81.5); the Health Insurance Portability & Accountability Act of 1996, 42 U.S.C. § 1320d et seq., the Health Information Technology for Economic and Clinical Health Act of 2009, 42 U.S.C. § 17921, et seq.; Section 5 of the Federal Trade Commission Act, 15 U.S.C. § 45; all state and local laws and regulations governing data security, and other analogous international, federal, state, or local privacy, data protection, information security, or related laws or regulations; and any applicable provisions of state insurance privacy laws and regulations.

“Applicable Regulator” means the Minnesota Commerce Department, the SEC or any other Governmental Authority having jurisdiction over either Ceding Company.

“Bank Accounts” has the meaning set forth in Section 5.03(a).

“BD Agreement” means that certain Broker-Dealer Agreement, dated on or around the date hereof, by and between     and SFS.

“Broker-Dealer Services” has the meaning set forth in the BD Agreement.

“Business Day” has the meaning set forth in the Reinsurance Agreements.

“Ceding Companies” has the meaning set forth in the recitals.

“Ceding Company Indemnified Parties” has the meaning set forth in Section 11.02.

“CISS Platform” means the life insurance administrative platform utilized by MLIC as of the date hereof.

“Claim Notice” has the meaning set forth in Section 11.03(a).

“Confidential Information” means, with respect to a party hereto, any and all information provided by, made available by or obtained on behalf of, such party, any of its Affiliates or representatives, on, before or after the date hereof, including, with respect to the Ceding Companies, Non-Public Personal Information and all data relating to the policyholders of the Reinsured Contracts (including their rights and obligations under the Reinsured Contracts) which is maintained, processed or generated by the Ceding Companies or the Administrator in connection with administration of the Administered Business; provided that Confidential Information does not include information that (i) is generally available to the public other than as a result of a disclosure by the receiving party in violation of its confidentiality obligation, (ii) is independently developed by the receiving party, its Affiliates or any of its representatives without use or access to the disclosing party’s Confidential Information, or (iii) is rightfully obtained by the receiving party from a third party without, to the knowledge of the receiving party, breach by such third party of a duty of confidentiality of any nature to the disclosing party; provided that the foregoing exceptions shall not supersede the obligations of the receiving party with respect to any Non-Public Personal Information.

“Contract” means any agreement, contract, instrument, guarantee, undertaking, lease, note, mortgage, indenture, license or other legally binding commitment or obligation, whether written or oral.

“Conversion” has the meaning set forth in Section 3.09(a).

“Conversion Time” has the meaning set forth in Section 3.09(a).

“Corrective Action Plan” has the meaning set forth in Section 6.01.

“Effective Date” means the date set forth in the preamble.

“Excluded Services” means the services set forth on Schedule II to be performed by a Ceding Company or by SFS.

“   ” has the meaning set forth in the Reinsurance Agreements.

“    Disaster Recovery Plans” means the backup, business continuation and disaster recovery plans of     as set forth in Schedule I and the analogous plans of any successor TPA, as the same may be modified from time to time after the Effective Date to the extent     or the TPA reasonably determines that such modifications are necessary in order for such plans to meet evolving technological and industry standards or to comply with applicable Law.

“Final True-Up” has the meaning set forth in Section 15.01(d).

“FINRA” means the Financial Industry Regulatory Authority or any successor thereto.

“Fund” has the meaning set forth in the MLIC Reinsurance Agreement.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“General Account Liabilities” has the meaning set forth in the MLIC Reinsurance Agreement.

“Governmental Authority” has the meaning set forth in the Reinsurance Agreements.

“Indemnified Party” has the meaning set forth in Section 11.03(a).

“Indemnifying Party” has the meaning set forth in Section 11.03(a).

“Investment Product Agreement” has the meaning set forth in the MLIC Reinsurance Agreement.

“Investment Product Provider” has the meaning set forth in the MLIC Reinsurance Agreement.

“Law” has the meaning set forth in the Reinsurance Agreements.

“Losses” has the meaning set forth in the Reinsurance Agreements.

“Managed Account Adviser” means an investment adviser to a managed Separate Account.

“Mark Standards” has the meaning set forth in Section 13.01(b).

“Materials” has the meaning set forth in Section 13.01(b).

“MLIC” has the meaning set forth in the preamble.

“MLIC Reinsurance Agreement” has the meaning set forth in the recitals.

“Monthly Accounting Period” has the meaning set forth in the Reinsurance Agreements.

“MSA” means that certain Master Services Agreement, dated as of April 1, 2022, by and between             and                 .

“Net Settlement” has the meaning set forth in the Reinsurance Agreement.

“Non-Guaranteed Elements” has the meaning set forth in the Reinsurance Agreements.

“Non-Public Personal Information” means (i) any personally identifiable information or data (including medical, financial and other personal information) concerning or relating to the Ceding Companies’ past, current or prospective applicants, customers, clients, employees, agents, suppliers, vendors, policy owners, contract holders, insureds, claimants, and beneficiaries of Reinsured Contracts or contracts issued by the Ceding Companies and their respective representatives, (ii) any such personally identifiable information or data that the Administrator or its representatives or subcontractors collect or derive from interactions with the Ceding Companies’ past, current or prospective applicants, customers, clients, employees, agents, suppliers, vendors, policy owners, contract holders, insureds, claimants and beneficiaries of Reinsured Contracts, (iii) an aggregation thereof; provided that information that is otherwise publicly available shall not be considered “Non-Public Personal Information” or (iv) any other personally identifiable financial or insurance information, including but not limited to “non-public personal information” as that term is defined in the Gramm-Leach-Bliley Act, as amended, and implementing regulations, 15 U.S.C. § 6809(4) or “protected health information” as defined in 45 C.F.R. § 160.103; and (iv) “Personal Information” as defined in The California Consumer Privacy Act of 2018 (Cal. Civ. Code Division 3, Part 4, Title 1.81.5).

“Non-Shared Reinsurance Agreement” has the meaning set forth in the Reinsurance Agreements.

“Ownership Disclosure” has the meaning set forth in Section 13.01(c).

“Party” has the meaning set forth in the preamble.

“Person” has the meaning set forth in the Reinsurance Agreements.

“Phase I” means the period from the date upon which the Ceding Companies complete their provision of services of the same type as the Phase I Services pursuant to Section 4.1 of the Reinsurance Agreements because such services have been fully converted to the Administrator or a Subcontractor, as mutually acknowledged by the Parties in writing, until the first day of Phase II.

“Phase I Services” means the Services designated as “Phase I” on Schedule II.

“Phase II” means the period from and after the date upon which the Ceding Companies complete their provision of services of the same type as the Phase II Services pursuant to Section 4.1 of the Reinsurance Agreements because such services have been fully converted to the Administrator or a Subcontractor, as mutually acknowledged by the Parties in writing.

“Phase II Services” means the Services designated as “Phase II” on Schedule II.

“Premium Taxes” means any Taxes that constitute General Account Liabilities as provided for in the MLIC Reinsurance Agreement or Reinsured Liabilities as provided for in the SLIC Reinsurance Agreement.

“Premiums” has the meaning set forth in the Reinsurance Agreements.

“Producer” has the meaning set forth in the Reinsurance Agreements.

“Quarterly Premium Tax Report” has the meaning set forth in Section 15.01.

“Regulatory Action” has the meaning set forth in Section 7.02.

“Reinsurance Agreements” has the meaning set forth in the recitals.

“Reinsured Contracts” has the meaning set forth in the Reinsurance Agreements.

“Reinsured Liabilities” has the meaning set forth in the Reinsurance Agreements.

“Representative” has the meaning set forth in the Reinsurance Agreements.

“Required Balance” has the meaning set forth in the MLIC Reinsurance Agreement.

“SAP” has the meaning set forth in the Reinsurance Agreements.

“Securian Marks” has the meaning set forth in Section 13.01.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“SFS” has the meaning set forth in the recitals.

“Separate Accounts” has the meaning set forth in the MLIC Reinsurance Agreement.

“Services” has the meaning set forth in Section 2.01.

“Shared Reinsurance Agreement” has the meaning set forth in the Reinsurance Agreements.

“SLIC” has the meaning set forth in the preamble.

“SLIC Reinsurance Agreement” has the meaning set forth in the recitals.

“Subcontractor” has the meaning set forth in Section 3.02.

“  ” means        .

“Tax” has the meaning set forth in the Master Transaction Agreement.

“Tax Authority” has the meaning set forth in the Master Transaction Agreement.

“Tax Returns” has the meaning set forth in the Master Transaction Agreement.

“Third Party Claim” has the meaning set forth in Section 11.03(a).

“Third Party Reinsurance Agreements” has the meaning set forth in the Reinsurance Agreements.

“Third Party Reinsurance Conversion” has the meaning set forth in Section 3.10(a).

“TPA” means     or, in the event that     is replaced as the third party administrator of the Administered Business, such successor third party administrator.

“Transaction Agreements” has the meaning set forth in the MLIC Reinsurance Agreement.

ARTICLE II

APPOINTMENT; NOTIFICATION OF INTERESTED PARTIES

Section 2.01 Appointment. Each Ceding Company hereby appoints the Administrator as its exclusive agent to provide, at the Administrator’s sole expense (except to the extent expressly set forth herein), all required, necessary and appropriate administrative and other services, including the services set forth in Section 3.01 and Schedule II, with respect to the Administered Business, all on the terms and subject to the limitations and conditions set forth herein (collectively, the “Services”), and the Administrator hereby accepts such appointment and agrees to perform such Services on behalf of and in the name of each Ceding Company and to cause     to comply with its obligations under the BD Agreement, including performing the Broker-Dealer Services in accordance with the terms of the BD Agreement; provided, that the Services shall not include any Excluded Services. At all times during which this Agreement requires the Administrator to perform any of the Services, the Administrator shall hold and maintain any and all licenses, permits and authorizations required to perform its duties and obligations under this Agreement on behalf of each Ceding Company. The intention of the Parties hereto is that the Administrator shall perform all Services in such a manner as to minimize the involvement of the Ceding Companies and their respective Affiliates, subject to any requirements under applicable Law that specific actions be taken by a Ceding Company or its Affiliates without the Administrator acting on its behalf. The Administrator will give the Ceding Companies timely notice of any actions that are legally required to be taken by a Ceding Company or its Affiliates with respect to the Administered Business and, to the extent reasonably practicable, will prepare in a timely manner the forms of any documentation required for a Ceding Company or its Affiliates to comply therewith. The Administrator shall not be relieved of its obligation to provide the Services on account of (x) the insolvency or placement into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary) of a Ceding Company, or (y) any dispute between the Parties under this Agreement. Notwithstanding the foregoing, the scope of the Services required to be provided by the Administrator (a) during Phase I shall be limited to the Phase I Services, and (b) during Phase II shall include all Services.

Section 2.02 Power of Attorney. Subject to the terms and conditions set forth herein, each of the Ceding Companies hereby appoints and names the Administrator, acting through its authorized officers and employees, as such Ceding Company’s lawful attorney-in-fact, from and after the Effective Date for so long as the Administrator is authorized to perform the Services and solely to the extent necessary to provide the Services, (a) to do any and all lawful acts that such Ceding Company might have done with respect to the Administered Business, and (b) to proceed by all lawful means (i) to perform any and all of such Ceding Company’s obligations with respect to the Administered Business, (ii) to enforce any right and defend (in the name of such Ceding Company, when necessary) against any liability arising from or relating to the Administered Business, (iii) to defend (in the name of such Ceding Company, when necessary) any Action arising from or relating to the Administered Business, (iv) to collect any and all sums due or payable to such Ceding Company in respect of the Administered Business, (v) to sign (in such Ceding Company’s name, when necessary) vouchers, receipts, releases and other papers in connection with any of the foregoing matters, (vii) to take actions necessary, as may be reasonably determined, to maintain the Reinsured Contracts in compliance with applicable Law, (viii) to manage and administer the Third Party Reinsurance Agreements in accordance with Section 3.10 of this Agreement and Section 2.12 of each Reinsurance Agreement, including giving notices of terminations or recaptures of Third Party Reinsurance Agreements or consenting to such terminations or recaptures and (ix) to do everything lawful in connection with the satisfaction of the Administrator’s obligations and the exercise of its rights under this Agreement. Each Ceding Company shall execute such powers of attorney and other documents as may be required, necessary or appropriate in furtherance of the foregoing and shall reasonably cooperate with the Administrator in the utilization of such powers of attorney, including reasonable cooperation in the enforcement of the obligations of any parties to agreements relating to the Administered Business, including, if necessary, through litigation. Notwithstanding the foregoing, the Administrator agrees to exercise any power of attorney granted herein only in accordance with the terms of this Agreement and pursuant to prudent guidelines and safeguards regarding its use, including a requirement that the signature of two officers of the Administrator be required for the use thereof.

Section 2.03 Notification of Interested Parties. Following each of Phase I and Phase II, the Administrator shall send to (a) policyholders of the Reinsured Contracts and (b) any applicable service providers, custodians, Producers or other counterparties, as required by applicable Law or any of the Reinsured Contracts or as directed by either Ceding Company in writing, a written notice prepared by the Administrator and reasonably acceptable to each of the

Ceding Companies, advising that the Administrator has been appointed by the Ceding Companies to provide the Services. The Administrator shall send such written notice at its own expense, promptly after receipt of each of the Ceding Companies’ approval thereof, but in no event more than fifteen (15) Business Days thereafter, by first class U.S. mail.

Section 2.04 Ongoing Communications. The stationery of the Administrator or a Subcontractor shall be used for all communications with policyholders of the Reinsured Contracts and all other Persons in respect of the Reinsured Contracts. To assist in the preparation of such stationery, the Ceding Companies shall provide to the Administrator electronic copies of all stationery templates and other forms that the Ceding Companies currently use for communications with such policyholders and other Persons. The Ceding Companies shall cooperate with the Administrator and     to rebrand such forms as reasonably agreed by the Parties, including as required to comply with applicable Law and avoid policyholder confusion through identification on such forms of the applicable Ceding Company or its Affiliates as the underwriter of the Reinsured Contracts or broker-dealer, as applicable.

ARTICLE III

SERVICES PROVIDED BY ADMINISTRATOR AND THE CEDING COMPANIES

Section 3.01 Services. During the term of this Agreement, the Services to be provided by the Administrator hereunder shall include all services that are required, necessary or appropriate for the administration, handling and performance of the Administered Business, including policy conversion assistance and all administrative and other services currently provided by either Ceding Company or its Affiliates with respect to the Administered Business, and any other services that are reasonably required, necessary or appropriate under applicable Law, the terms of the Reinsured Contracts, the Separate Accounts or the Third Party Reinsurance Agreements or otherwise in connection with, or incidental to, the administration of the Administered Business, in each case other than any Excluded Services, which such Excluded Services shall be performed by the applicable Ceding Company or SFS at its expense in accordance with the terms of this Agreement and the applicable Reinsurance Agreements. Each of SFS and the Ceding Companies shall perform its obligations hereunder on a several, and not joint, basis. Without limiting the generality of the foregoing, the Services to be provided by the Administrator hereunder shall include the Services set forth on Schedule II hereto and the Broker-Dealer Services, other than the Excluded Services. The Ceding Companies or SFS shall bear any costs incurred by SFS to make employee-related filings with any Governmental Authority in connection with the administration of the Services required in its capacity as a broker-dealer, and the Administrator shall bear costs for any required licensing for its or the TPA’s employees in connection with providing the Services.

Section 3.02 Subcontracting. The Administrator may delegate or subcontract the performance of any portion of the Services to (i) any Affiliate of the Administrator, (ii) TPA or any of its Affiliates, (iii)    or any of its Affiliates, (iv)      or any of its Affiliates or (v) with the Ceding Companies’ prior written consent, any other Person; such consent not to be unreasonably withheld, conditioned or delayed, provided that the reasonableness of any withholding of consent shall be determined, taking into account the nature and materiality of the Services proposed to be delegated or subcontracted (each such subcontracting party, a

“Subcontractor”). With respect to the subcontracting of any portion of the Services, (a) the Administrator will not subcontract the provision of any Services without first performing an appropriate level of due diligence into the financial and operational stability of the proposed Subcontractor; (b) any such subcontracting or delegation shall not relieve the Administrator from any of its obligations or liabilities hereunder; (c) the Administrator shall remain responsible for all obligations or liabilities of such Subcontractor with respect to the provision of such Service or Services as if provided by the Administrator; and (d) any Contract between the Administrator and a Subcontractor shall contain provisions (i) for the protection of confidential information and security obligations substantively similar to the applicable provisions in this Agreement, (ii) granting inspection rights to each Ceding Company and the Applicable Regulator, in each case reasonably satisfactory to the Ceding Companies, (iii) requiring the provision of SOC I (Type 2) and SOC II (Type 2) reports on an annual basis from the TPA and from each other Subcontractor if such Subcontractor produces such categories of reports for its other clients, (iv) providing for the assignment of such Contract to the Ceding Companies, in the event of the termination of this Agreement and (v) in the event that such Subcontractor is reasonably expected to receive Non-Public Personal Information, prohibiting the Subcontractor from further assigning or subcontracting any of the Services subcontracted by the Administrator to such Subcontractor without the written consent of the Ceding Companies, which shall not be unreasonably withheld, conditioned or delayed.

Section 3.03 Standards and Licenses.

(a)   The Administrator acknowledges that the performance of the Services in an accurate and timely manner is of paramount importance to the Ceding Companies, and the Ceding Companies acknowledge that the performance of the Excluded Services in an accurate and timely manner is of paramount importance to the Administrator. The Services and the Excluded Services shall be provided in all material respects in accordance with the terms of the Reinsured Contracts, the Separate Accounts and the Third Party Reinsurance Agreements. In addition, (x) the Administrator shall, and shall cause its designees to, provide the Services, subject to each Ceding Company’s timely performance of the Excluded Services upon which performance of the Services depends, and (y) each Ceding Company shall, and shall cause its designees to, provide the Excluded Services, in the case of each of clauses (x) and (y), (i) in accordance with the applicable terms of this Agreement, (ii) in compliance with applicable Law, (iii) in a professional, competent and workmanlike manner, (iv) in accordance with all reasonable commercial standards of skill, diligence, care, effort and expertise that are at least equal in quality to the standards each Ceding Company has applied with respect to the Administered Business over the past twelve (12) months as set forth in the Administrative Guidelines, (v) with a level of attentiveness comparable or higher to that which (1) the Administrator exercises in the execution of services similar to the Services or (2) each Ceding Company exercises in the execution of services similar to the Excluded Services, in each case on its own behalf and for third parties and (vi) with the skill, diligence and expertise that would reasonably be expected from experienced and qualified personnel performing such duties in like circumstances; provided, that such standards must be consistent in all material respects with prudent management practices in the life insurance and reinsurance industry generally; and provided, further, that each party shall, and shall, if applicable, cause its designees to, generally act in such a way as to preserve goodwill towards the other party on the part of the general public and all those Persons having business relations with such other party (to the extent such Persons are known to the Administrator to have such business relations). The Parties shall mutually agree to the Administrative Guidelines with respect to Phase I Services prior to the commencement of Phase I, and with respect to Phase II Services prior to the commencement of Phase II, which Administrative Guidelines shall comprise Schedule V.

(b)  For the duration of this Agreement, the Administrator hereby covenants that it shall, at its sole cost and expense, as an independent contractor:

(i) employ and retain, or cause any Subcontractor to employ or retain, staff with the requisite experience, skill and expertise to perform the Services it is obligated to perform hereunder, in a manner consistent with the standards set forth in Section 3.03(a) and use the Administrator’s facilities, systems and equipment; and

(ii) maintain or contract for the resources, systems, controls and procedures (financial, legal, accounting administrative or otherwise) required to perform the Services it is obligated to perform hereunder in a manner consistent with the standards set forth in Section 3.03(a); and

(iii) own, hold, possess and maintain all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from any Governmental Authority that are necessary for the provision by the Administrator of the Services.

(c)  The Administrator shall not be liable to any Ceding Company for any acts, errors or omissions in performing the Services to the extent such acts, errors or omissions were directed by such Ceding Company or were caused by such Ceding Company’s failure to timely perform the Excluded Services upon which performance of the Services depends, provided that the Administrator has provided such Services as are necessary to permit the applicable Ceding Company to perform such Excluded Services.

Section 3.04 Decision Authority. Notwithstanding anything in this Agreement to the contrary, each Ceding Company shall have the right to direct the Administrator to take any commercially reasonable action, or to refrain from taking any action in connection with, and shall retain the authority to make all final decisions with respect to the performance of the Services, in each case, to the extent necessary to comply with applicable Law or to prevent material harm to such Ceding Company or its Affiliates; provided, that before exercising such right, such Ceding Company shall consider any good faith and commercially reasonable proposal of the Administrator with respect to such compliance or prevention of material harm, taking into account the relative cost to the Administrator of the options therefor, and shall accept the Administrator’s proposal unless, in the reasonable opinion of such Ceding Company, the Administrator’s proposal will not have the effect of bringing the performance of the Services into compliance with applicable Law or preventing material harm to such Ceding Company or its Affiliates, as applicable.

Section 3.05 Cost Sharing. Except as otherwise explicitly provided herein or under either Reinsurance Agreement, the parties shall resolve matters regarding the allocation of costs pertaining to administration under each of the Reinsurance Agreements and this Agreement as follows:

(a)  Each party shall bear its own costs of performing its obligations and enforcing its rights under each of the Reinsurance Agreements and this Agreement.

(b)  To the extent that either party requires assistance from the other party in performing its obligations under each of the Reinsurance Agreements and this Agreement, such assistance will be provided at the cost of the requesting party.

(c)  Costs pertaining to reporting and data feeds shall be determined reasonably and in good faith in accordance with Section 4.1(b) of the Reinsurance Agreements. Final determinations made in accordance with Section 4.1(b) of the Reinsurance Agreements with respect to the allocation of costs under each of the Reinsurance Agreements and this Agreement may be modified only at the cost of the requesting party.

(d)  For (i) any costs for internal time that are subject to reimbursement under this Agreement or either of the Reinsurance Agreements and expected to exceed $    (as a one time cost) or $    (per year, in the aggregate), or (ii) any out-of-pocket costs that are subject to reimbursement under this Agreement or either of the Reinsurance Agreements and expected to exceed $    (as a one-time cost) or $    (per year, in the aggregate), the parties shall, prior to seeking reimbursement and in good faith, negotiate and agree upon the amount to be reimbursed. In such negotiations, the parties shall consider matters including but not limited to (i) the nature and scope of the envisioned project, and (ii) the availability of resources and reasonable alternatives, with cost efficiency being the principal objective of the parties.

Section 3.06 Non-Guaranteed Elements. Non-Guaranteed Elements shall be set in accordance with each of the Reinsurance Agreements, subject to the receipt of any approval from the independent board of directors of any Separate Account as required by the Investment Company Act of 1940 or otherwise, as applicable. The Administrator shall, at its sole cost and expense (including payment of all necessary fees to any third parties), implement the Non- Guaranteed Elements as in effect from time to time in accordance with the Reinsurance Agreements.

Section 3.07 Product Filings. The Administrator shall have the authority with respect to the Reinsured Contracts to make filings with applicable regulatory authorities, in the name and on behalf of the Ceding Companies to (i) maintain each Ceding Company’s current rate and form filings with Governmental Authorities; (ii) effect changes to the Ceding Companies’ rates and policy forms to the extent such changes relate exclusively to the Administered Business and are required by applicable Law; and (iii) apply for changes in the premium rates that may be charged for the Reinsured Contracts from time to time and make related amendments to the applicable policy forms including, without limitation, applications, endorsements and riders; provided that a copy of the form filing shall be delivered to the Ceding Companies at least ten (10) Business Days in advance of the date that Administrator begins making filings for Ceding Company review and approval (which shall not be unreasonably withheld, conditioned or delayed). The Ceding Companies shall cooperate with the Administrator in seeking approval of any reasonable filing made pursuant to this Section 3.06.

Section 3.08 Collection of Separate Account Additional Consideration. The Administrator, on behalf of MLIC, shall (a) transfer to each applicable Separate Account any Additional Consideration attributable to such Separate Account and (b) pay any amounts to be paid out of each Separate Account in accordance with the terms of the applicable Reinsured Contract. If any Additional Consideration attributable to a Separate Account is received by MLIC, such amounts shall be paid to the Administrator for deposit into such Separate Account. If any Additional Consideration not attributable to a Separate Account is received by a Ceding Company, such amounts shall be paid to the Administrator in accordance with the Reinsurance Agreement.

Section 3.09 Monitoring Performance. The Administrator shall monitor diligently its (and its Subcontractors’) performance in the provision of Services as well as the ability of its Subcontractors to continue performing Services in light of all surrounding circumstances in each jurisdiction where such Subcontractors perform such Services, including, without limitation, the development or likely development of hostile operating environments, civil war or political unrest. The Administrator shall report to the Ceding Companies promptly following any discovery that it or any Subcontractors has materially breached this Agreement or any Contract with any Subcontractor or is reasonably likely to materially fail to perform the Services hereunder or thereunder, or materially breach a representation, warranty or covenant hereunder or thereunder. Such report shall be made telephonically to report as many of the details as are available to the Administrator with respect to an assessment of the cause of such failure, circumstances surrounding such failure, and a description of the magnitude of such failure.

(a)  For each such failure, if requested by a Ceding Company, the Administrator shall prepare, or cause such Subcontractor to prepare, a final written assessment and provide such Ceding Company promptly, but in no event later than fifteen (15) calendar days, unless mutually agreed, following the discovery of a failure, stating: (i) the root cause of the failure; (ii) the remedial steps required to prevent such failure from recurring; (iii) confirmation that such remedial steps were in fact implemented; and (iv) an assessment of the financial impact to such Ceding Company, its Affiliates and clients of such failure, reflecting the remedial steps actually taken.

(b)  Any report or assessment provided under this Section 3.09 shall be deemed to have been prepared for settlement purposes only and shall not be admissible to prove the validity, invalidity or value of any party’s claims and shall not be considered an admission by the Administrator or Subcontractor.

(c)  In addition, the Administrator shall, at the reasonable request of a Ceding Company, exercise its access and inspection rights pursuant to its Contracts with its Subcontractors and provide such Ceding Company the information received thereunder.

(d)  Each Ceding Company shall report to the Administrator promptly following such Ceding Company’s discovery that such Ceding Company, the Administrator or any Subcontractor has materially failed to perform any of its obligations, including, with respect to the Ceding Companies, a failure to timely perform an Excluded Service, or would reasonably be expected to materially fail to perform such activities, or materially breach a representation, warranty or covenant thereunder, in each case to the extent not known to the Administrator.

Such report shall be made telephonically to report as many of the details as are available to the applicable Ceding Company with respect to an assessment of the cause of such failure, circumstances surrounding such failure and a description of the magnitude of such failure.

Section 3.10 Third Party Reinsurance Agreements.

(a)   Beginning at the Effective Date, the Administrator and the Ceding Companies shall cooperate to convert the CISS Platform to    ’s “   ” platform (the “Conversion”), and upon the successful completion of such Conversion (as mutually agreed) (the “Conversion Time”) the Administrator shall be responsible for providing the Services with respect to (i) the Non-Shared Reinsurance Agreements, and (ii) the portion of the Shared Reinsurance Agreements pertaining to the Reinsured Contracts, and the Ceding Companies shall be responsible for administering the portion of the Shared Reinsurance Agreements not pertaining to the Reinsured Contracts. Prior to the Conversion Time, the Ceding Companies shall be responsible for the administration of the Third Party Reinsurance Agreements. At or before the Conversion Time, the Administrator, with support from the Ceding Companies, shall coordinate with    to assess the Third Party Reinsurance Agreements and share with the Ceding Companies the plan developed with    for accomplishing the Conversion to the extent relating to the third party reinsurance (the “Third Party Reinsurance Conversion”).

(b)   The Administrator shall, and shall cause    to, reasonably cooperate with     to integrate the software licensed from     under the control of the Administrator with    ’s     platform in order to enable regular reporting on Third Party Reinsurance Agreements and reinsurance claims, as well as a reinsurance sub-ledger. The Administrator shall cause     to produce the required Reinsured Contract master extract and provide reinsurance claims information as needed to the Administrator and   . Each of the Administrator and the Ceding Companies will cooperate with     and    to map out all data and reporting requirements of both the Administrator and the Ceding Companies to enable the required reinsurance administration and financial reporting, and will participate as needed in testing in furtherance of the Third Party Reinsurance Conversion. The Ceding Companies will use their reasonable best efforts to cause the reinsurers party to the Third Party Reinsurance Agreements to participate in such testing as reasonably requested by the Administrator or its Representatives.

(c)   In furtherance of the Third Party Reinsurance Conversion, the Ceding Companies shall (i) upon any reasonable request from the Administrator,    or their respective Representatives, provide reasonable access during normal business hours to the software licensed from    under the control of the Ceding Companies pertaining to the Third Party Reinsurance Agreements; provided that such access shall not unreasonably interfere with the conduct of the business of the Ceding Companies, (ii) provide the Administrator,    and their respective Representatives with test data and files, plan code names, custom code, treaty names, treaties, rates, allowances and any other supporting data reasonably requested by the Administrator,    or their Respective Representatives, (iii) migrate historical records pertaining to the Third Party Reinsurance Agreements and (iv) support required audits of the transferred data and reinsurance administration pertaining to the Third Party Reinsurance Agreements.

ARTICLE IV

FEES FOR SERVICES

Section 4.01 Fees for Services.

ARTICLE V

REPORTS; BOOKS AND RECORDS; BANK ACCOUNTS

Section 5.01 Reports.

(a)   Subject to Section 5.01(b), the Administrator shall prepare any reports reasonably requested by a Ceding Company in connection with the provision of Services for the Administered Business to enable such Ceding Company to comply with any and all applicable Law, including all current and future statutory insurance reporting, state regulatory reporting, tax reporting and SAP, GAAP (including ASU 2018-12 Targeted Improvements to the Accounting for Long-Duration Contracts) and SEC financial reporting requirements and any current or future informational reporting, prior approval or other requirements imposed by any Governmental Authority or rating agency. Any reports required to be prepared by the Administrator shall be prepared and delivered on a timely basis in order for such Ceding Company to comply with any filing deadlines required by applicable Law or by such Ceding Company’s internal procedures and policies, to the extent such procedures and policies have been previously provided to the Administrator with reasonable advance notice thereof. All such reports shall include such information as may reasonably be requested by a Ceding Company. The Parties acknowledge and agree that changes in applicable Law may make delivery of reports on the timeframes contemplated herein impracticable. In such case, the Parties shall cooperate in good faith to revise such deadlines.

(b)   The parties shall work together in good faith for a period of (i) up to ninety (90) days after the date hereof with respect to the Reinsured Contracts constituting annuity business and (ii) up to one hundred and twenty (120) days after the date hereof with respect to the Reinsured Contracts constituting life business, in each case to develop a mutually agreed schedule of reports to be prepared and furnished by the Administrator to the Ceding Companies in support of the obligations set forth in Section 5.01(a). Such schedule of reports, once finalized, shall be attached to and made part of Schedule II to this Agreement. Unless a report is specifically identified in Schedule II (as updated pursuant to the immediately preceding sentence) or in Sections 5.01(c) or 5.01(d), the Parties shall cooperate in good faith to agree upon the timing of delivery and the allocation of costs for preparing any report that a Ceding Company requests from the Administrator in accordance with Section 3.05(c).

(c)   On a monthly basis, (i) each Ceding Company shall prepare and provide to the Administrator a report containing a summary of any examinations or Actions initiated by a Governmental Authority or other Person with respect to which such Ceding Company has exercised its right to supervise and control the defense thereof in accordance with Section 7.02 or Section 7.06; and (ii) the Administrator shall prepare and provide to each Ceding Company a report containing a summary of any pending or threatened in writing examinations or Actions initiated by a Governmental Authority or other Person relating to the Administered Business, in each case, in a form reasonably acceptable to the applicable Ceding Company.

(d)   The Administrator shall cause the TPA, or, in accordance with Section 3.02(d)(iii), a Subcontractor, to provide to the Ceding Companies SOC I (Type 2) and SOC II (Type 2) reports or any successor or other substantially similar report on an annual basis no later than the later of January 31st of each year and shall cause the TPA to complete the Ceding Companies’ vendor due diligence assessment on an annual basis. At the Ceding Companies’ reasonable request, the Administrator shall also provide, and shall cause any Subcontractor to provide, any additional technical, process, or security related information reasonably requested by a Ceding Company. If any such report or information will identify one or more control deficiencies or significant testing exceptions in effect for the applicable reporting period, the Administrator shall promptly notify the Ceding Companies thereof in writing and shall cooperate with the Ceding Companies and assist the Ceding Companies in determining the impact of each such deficiency and exception on the Ceding Companies. For each such deficiency and exception which is described therein, the Administrator shall, within thirty (30) calendar days of receipt of such report identifying such deficiency or exception, deliver to the Ceding Companies a written description of, and the corrective action that the Administrator has taken or intends to take to cure, each such deficiency and exception in all material respects. To the extent necessary to preserve attorney-client or other privilege that is applicable to any such report or the information contained in such report determined with the advice of counsel, the Administrator may, in its reasonable discretion, redact or withhold such information from disclosure. The Administrator shall take action to remediate all such deficiencies and exceptions within a mutually agreeable time frame. In connection with any disclosure of such information, the Ceding Companies shall cooperate reasonably with the Administrator in order to preserve any applicable privilege, including by entering into a customary joint defense or common interest agreement.

(e)   The Administrator shall provide the Ceding Companies with quarterly reports as to compliance by the TPA with the Administrative Guidelines no later than ten (10) Business Days following the end of each such quarter in such form as the TPA is reasonably capable of providing and as mutually agreed by the Parties.

(f)   In addition to any reports required pursuant to this Agreement, the Parties shall work together in good faith to build data feeds from the Administrator’s and/or its Subcontractors’ systems or other relevant data sources to support each Ceding Company’s financial reporting and other business needs.

Section 5.02 Books and Records and Access to Books and Records.

(a)   The Administrator shall assume responsibility for maintaining accurate and complete books and records of all transactions pertaining to the Administered Business and all data used by the Administrator in the performance of Services required under this Agreement, including claims filed in respect of the Reinsured Contracts and any documents relating thereto, any communications with any Governmental Authority, complaint logs, billing and collection files, Tax records, files containing actuarial data and all other data used by the Administrator in performance of the Services. Except as set forth on Schedule 5.02(a), all such books and records shall be maintained by the Administrator (i) in accordance with any and all applicable Laws, (ii) in accordance with the Administrator’s internal record retention procedures and policies and (iii) in a format accessible by the Ceding Companies and their Representatives. All original books and records with respect to the Administered Business shall be or remain the property of the Ceding Companies; provided, that the Administrator shall continue to have custody of such books and records for so long as is reasonably required for the Administrator to carry out its duties under this Agreement; and provided, further, that such books and records may be destroyed after such period only after the Administrator has given the Ceding Companies at least sixty (60) calendar days’ prior written notice of the books and records with respect to the Administered Business the Administrator intends to destroy. If a request is made by a Ceding Company during such sixty (60)-calendar day period to do so, such Ceding Company will, at its cost and expense, have the right to take possession of such books and records.

(b)   Upon any reasonable request from a Ceding Company or its Representatives, the Administrator shall (i) provide to such Ceding Company and its Representatives reasonable access during normal business hours to the books and records (including any such materials developed after the Effective Date by a Party hereto or its Affiliates) under the control of the Administrator pertaining to the Administered Business and the Services to be provided under this Agreement and the reinsurance to be provided under the Reinsurance Agreements; provided that such access shall not unreasonably interfere with the conduct of the business of the Administrator, and (ii) permit such Ceding Company and its Representatives to make copies of such records. Nothing herein shall require the Administrator to disclose any information to such Ceding Company or its Representatives if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any applicable Law or any Contract (including any confidentiality agreement to which the Administrator or any of its Affiliates is a party) (it being understood that the Administrator shall use commercially reasonable efforts to enable such information to be furnished or made available to such Ceding Company or its Representatives without so jeopardizing privilege or contravening such applicable Law or Contract, including by entering into a customary joint defense agreement or common interest agreement), or require the Administrator to disclose its tax records or any personnel or related records.

(c)   The Administrator shall provide the following audit assistance at no additional cost to the Ceding Companies: (x) during each twelve (12) month period during the term of this Agreement, one audit by each Ceding Company’s internal auditors and one audit by each Ceding Company’s external auditors; (y) during each twelve (12) month period during the term of this Agreement, up to 75 hours of additional audit or review assistance; and (z) additional internal or external audits as reasonably requested in response to or as a follow-up to the breach of their respective obligations under this Agreement by the Administrator or a Subcontractor; provided, however, that to the extent applicable Law or a Governmental

Authority requires an audit in addition to those described above that is wholly or primarily targeted to the Administered Business, the Administrator shall provide additional audit assistance and access with respect to any such audit at no additional cost to the Ceding Companies. For audit assistance beyond the foregoing, the Ceding Companies shall compensate the Administrator, without duplication, for out-of-pocket costs reasonably incurred by the Administrator in connection with providing such assistance; provided that the Administrator will bear such costs if the Ceding Companies request an audit based on supporting evidence provided to the Administrator that the Administrator or any Subcontractor is in material non-compliance with its obligations under this Agreement and such audit reveals such material non-compliance.

(d)   Upon any reasonable request from the Administrator or its Representatives, each Ceding Company shall (i) provide to the Administrator and its Representatives reasonable access during normal business hours to any books and records (including any such materials developed after the Effective Date by a Party hereto or its Affiliates) under the control of such Ceding Company pertaining to the Administered Business and the Services to be provided under this Agreement and the reinsurance to be provided under each of the Reinsurance Agreements; provided that such access shall not unreasonably interfere with the conduct of the business of such Ceding Company, and (ii) permit the Administrator and its Representatives to make copies of any such records. Nothing herein shall require a Ceding Company to disclose any information to the Administrator or its Representatives if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any applicable Law or any Contract (including any confidentiality agreement to which a Ceding Company or any of its Affiliates is a party) (it being understood that the Ceding Companies shall use commercially reasonable efforts to enable such information to be furnished or made available to the Administrator or its Representatives without so jeopardizing privilege or contravening such applicable Law or Contract), or require the Ceding Companies to disclose their tax records or any personnel or related records.

(e)   The Administrator shall maintain facilities and procedures that are in accordance with applicable Law and commercially reasonable standards of insurance recordkeeping for safekeeping the books and records maintained by the Administrator or its Affiliates that pertain to the Administered Business. The Administrator shall back up all of its computer files relating to the Administered Business and otherwise used in the performance of the Services under this Agreement on a daily basis and shall maintain back-up files in an off-site location.

(f)   The Administrator shall cooperate with any Governmental Authority having jurisdiction over a Ceding Company in providing access to the books and records referenced in this Section 5.02.

Section 5.03 Bank Accounts.

(a)   To the extent necessary to perform any Services, the Administrator shall establish and maintain one or more accounts in the name of each Ceding Company, as applicable, with banking institutions, as necessary to allow the Administrator to provide the Services (the “Bank Accounts”). The Administrator shall have the exclusive authority over the

Bank Accounts including the exclusive authority to (i) designate the authorized signatories on the Bank Accounts, (ii) issue drafts on and make deposits in the Bank Accounts in the name of each Ceding Company, as applicable, and (iii) make withdrawals from the Bank Accounts in the name of each Ceding Company, as applicable. Each Ceding Company shall do all things reasonably necessary to enable the Administrator to open, maintain and access the Bank Accounts, including executing and delivering such depository resolutions and other documents as may be requested from time to time by the banking institutions; provided, that the Administrator shall reimburse each Ceding Company, without duplication, for any out-of-pocket costs and expenses incurred by each Ceding Company in connection with such efforts. Each Ceding Company agrees that without the Administrator’s prior written consent it shall not make any changes to the authorized signatories on the Bank Accounts nor attempt to withdraw any funds therefrom. The Administrator shall provide and own all funds deposited in the Bank Accounts and be solely responsible for all fees, costs and expenses of the Bank Accounts, and in no event shall a Ceding Company have any obligation to provide funding for the Bank Accounts or be responsible for any fees, costs or expenses associated therewith. The Administrator shall ensure that the Bank Accounts are funded as necessary to satisfy its payment obligations under the Reinsurance Agreements and this Agreement.

(b)   All Premiums and other amounts collected by the Administrator pursuant to the authority granted hereunder shall be deposited into the Bank Account previously identified to the applicable Ceding Company for such purpose and, to the extent sufficient funds are available in such Bank Account, all Premium refunds, claims payments and other amounts paid by the Administrator pursuant to the authority granted hereunder shall be made from such Bank Account.

(c)   The Ceding Companies’ check stock shall be used for all payments made in respect of the Administered Business and the Services. Upon termination of this Agreement, the Administrator shall promptly return to the Ceding Companies all such unused check stock, printed forms and other documents held by it in connection with this Agreement.

Section 5.04 Remittances. If the Administrator or any of its Affiliates receives any remittance or other payment that it is not entitled to under the terms of this Agreement or any other Transaction Agreement, the Administrator or such Affiliate shall hold such remittance or other payment in trust for the benefit of the applicable Ceding Company or Separate Account, endorse any such remittance to the order of such Ceding Company or Separate Account and promptly, but in any event, within seven (7) Business Days of receipt thereof, transfer such remittance or other payment to such Ceding Company or Separate Account.

ARTICLE VI

INABILITY TO PERFORM SERVICES

Section 6.01 Inability to Perform Services. In the event that the Administrator is unable, for any reason, to perform all or a material portion of the Services in compliance with the standards required by Section 3.03 of this Agreement for a period that is reasonably expected to exceed two (2) Business Days, where such failure to perform would, individually or in the aggregate, reasonably be expected to have a significant detrimental impact to the Administered

Business, the Administrator shall promptly provide notice to the Ceding Companies of the Administrator’s inability to perform the applicable Services. Within sixty (60) days from the receipt of such notice, the Administrator shall deliver to the Ceding Companies a corrective action plan (the “Corrective Action Plan”) setting forth a strategy to remedy the inability of the Administrator to perform such Services (which may include, upon written consent of each Ceding Company, obtaining an alternative means of providing such Services) and a reasonable timeline to implement such strategy. The Administrator shall consider in good faith any changes to the Corrective Action Plan reasonably requested by a Ceding Company, and the Administrator shall use commercially reasonable efforts to implement such Corrective Action Plan as soon as reasonably practicable, subject to applicable Law. In no event shall the foregoing limit the obligation of the Administrator to perform such Services in accordance with the terms hereof or any remedy of the Ceding Companies under this Agreement or any of the other Transaction Agreements. The requirements of this Section 6.01 shall be in addition to the rights set forth in Section 8.02 and the obligations set forth in Section 10.01, and nothing herein shall relieve the Administrator from its obligation to cause     to implement the     Disaster Recovery Plans in order to resume the Services.

Section 6.02 Errors. The Administrator shall, at its own expense, correct any errors in the Services caused by it as promptly as practicable following notice thereof from a Ceding Company or any other Person or upon discovery thereof by the Administrator and shall otherwise be responsible for any Losses to a Ceding Company resulting from such errors to the extent such Losses (a) arise from the Administrator’s failure to provide the Services in accordance with the standards set forth in Section 3.03(a) and (b) each Ceding Company has provided such Excluded Services as are necessary to permit the Administrator to perform the Services without such errors.

ARTICLE VII

ADMINISTRATIVE ACTIONS AND LEGAL ACTIONS

Section 7.01 Administrative Actions. With respect to any matter solely as it relates to the Administered Business, the Administrator shall:

(a)   Promptly, but in no event later than five (5) Business Days after becoming aware of any such examination or Action, notify the Ceding Companies of any examinations or Actions initiated by a Governmental Authority and, at a Ceding Company’s request, provide to such Ceding Company a report in a form reasonably requested by such Ceding Company summarizing the nature of any such examination or Action by a Governmental Authority, the alleged actions or omissions giving rise to such examination or Action and copies of any files or other documents that such Ceding Company may reasonably request in connection with its review of such matters. In addition, the Administrator shall prepare, with a copy to such Ceding Company, a response within the Governmental Authority’s requested time frame for response or, if no such time frame is provided, within the time frame as allowed by applicable Law; provided, that the Administrator shall provide its proposed response to such Ceding Company for its prior review and approval (which shall not be unreasonably withheld, conditioned or delayed); and provided further, that the Administrator shall not settle or compromise such examination or Action without such Ceding Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless (i) there is no finding or admission of any violation of applicable Law or any violation of the rights of any Person by a Ceding Company or any of its Affiliates, (ii) the sole relief provided is monetary damages that are paid in full by the Administrator and no culpability is found on the part of, and a full and complete release is provided to such Ceding Company and its Affiliates, and (iii) there are no continuing operational requirements that would, in such Ceding Company’s reasonable opinion, interfere with the business of such Ceding Company in any material respect.

(b)   except as set forth in this Section 7.01 or Section 7.02, supervise and control the defense and/or settlement of all examinations and Actions initiated by any Governmental Authority (other than of any such examinations or Actions resulting from the conduct of a Ceding Company or any of its Affiliates for which such Ceding Company would be liable for any resulting Losses pursuant to Section 11.1, which shall be supervised and controlled by such Ceding Company) at its own cost and expense, and in the name of such Ceding Company when necessary.

(c)   Notwithstanding anything in this Agreement to the contrary, each Ceding Company shall have the right to engage its own separate legal representation, at its own expense, and to participate fully in the defense of any Actions brought by any Governmental Authority relating to the Administered Business with respect to which a Ceding Company is a named party. The Administrator and each Ceding Company shall use commercially reasonable efforts to cooperate with each other with respect to the administration of any such Action.

Section 7.02 Defense of Administrative Actions. Notwithstanding anything in this Agreement to the contrary, each Ceding Company, upon written notice to the Administrator, shall have the right at any time to supervise and exclusively control the defense and/or settlement of any examination or Action initiated by a Governmental Authority that, if successful, could reasonably be expected to materially interfere with the business, assets, liabilities, obligations, financial condition, results of operations or reputation of a Ceding Company or any of their Affiliates (any such action, a “Regulatory Action”); provided, that the Ceding Companies shall be solely responsible for all costs and expenses related thereto, excluding, for the avoidance of doubt, any Reinsured Liabilities; and provided, further, that the Ceding Companies shall provide to the Administrator a copy of any proposed response to a Governmental Authority for the Administrator’s review prior to submitting such proposed response to such Governmental Authority. The Administrator shall have the right at its sole expense to engage its own separate legal representation and to participate fully in, but not control, any such defense or settlement assumed by the Ceding Companies. Notwithstanding the foregoing, the Ceding Companies shall not settle or compromise any such Regulatory Action without the Administrator’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) unless (a) there is no finding or admission of any violation of applicable Law or any violation of the rights of any Person by the Administrator or any of its Affiliates or any Subcontractor, (b) the sole relief provided is monetary damages that are paid in full by the Ceding Companies and no culpability is found on the part of, and a full and complete release is provided to, the Administrator, any Subcontractor and their respective Affiliates and (c) the settlement does not encumber any of the assets of the Administrator, any Subcontractor or their respective Affiliates or contain any restriction or condition that would apply to or adversely affect the Administered Business, the

Administrator, any Subcontractor or their respective Affiliates or the conduct of business by the Administrator, any Subcontractor and their respective Affiliates.

Section 7.03 Other Actions. With respect to any Actions by any Person other than a Governmental Authority relating to the Administered Business, the Administrator shall:

(a)   notify the Ceding Companies promptly, and in no event more than five (5) Business Days after receipt of notice thereof, of any such Action that is instituted or threatened in writing;

(b)   subject to Sections 7.05 and 7.06, supervise and control the investigation, contest, defense and/or settlement of all such Actions (other than any such Actions resulting from the conduct of a Ceding Company or any of its Affiliates for which a Ceding Company would be liable for any resulting Losses pursuant to Section 11.1, which shall be supervised and controlled by such Ceding Company) relating to the Administered Business at its own cost and expense, and in the name of a Ceding Company, when necessary; provided, that the Administrator shall provide such Ceding Company with a reasonable opportunity to comment on its handling of any Action;

(c)   keep the Ceding Companies fully informed of the progress of all such Actions relating to the Administered Business and, at a Ceding Company’s request, as applicable, provide to such Ceding Company a report summarizing the nature of any such Action, the alleged actions or omissions giving rise to such Action and copies of any files or other documents that such Ceding Company may reasonably request in connection with its review of such matters.

Section 7.04 Notice to Administrator. After the date hereof, the Ceding Companies shall notify the Administrator promptly, but in no event later than five (5) Business Days, following their receipt of notice of any Action that has been instituted or threatened in writing relating to the Administered Business, and shall promptly furnish to the Administrator copies of all pleadings in connection therewith.

Section 7.05 Participation. Notwithstanding anything in this Agreement to the contrary, each Ceding Company shall have the right to engage its own separate legal representation, at its own expense, and to participate fully in the defense of any Action (other than Actions brought by any Governmental Authority, which are the subject of Section 7.01 and Section 7.02) relating to the Administered Business with respect to which a Ceding Company is a named party. The Administrator and the Ceding Companies shall use commercially reasonable efforts to cooperate with each other with respect to the administration of any such Action; provided, that the Administrator shall reimburse the Ceding Companies, without duplication, for any out of pocket costs and expenses incurred by any Ceding Company in connection with such efforts, except to the extent that a Ceding Company has exercised its right to exclusively supervise and control such Action pursuant to Section 7.06. The Administrator shall not settle or compromise any Action without the prior written consent of a Ceding Company, unless (a) there is no finding or admission of any violation of applicable Law or any violation of the rights of any Person by a Ceding Company or any of its Affiliates, (b) the sole relief provided is monetary damages that are paid in full by the Administrator and no culpability is found on the part of, and a full and complete release is provided to the Ceding Companies and their respective Affiliates, (c) the settlement does not encumber any of the assets of the Ceding Companies or their respective Affiliates, or contain any restriction or condition that would apply to or adversely affect the Ceding Companies or their respective Affiliates, or the conduct of business by the Ceding Companies and their respective Affiliates; and (d) such Action neither is certified, nor seeks certification, as a class action.

Section 7.06 Defense of Actions. Notwithstanding anything to the contrary in this Article VII, each Ceding Company, upon written notice to the Administrator, shall have the right at any time to assume sole and exclusive control over the response, defense, settlement or other resolution of any Action (other than Actions brought by any Governmental Authority, which are the subject of Sections 7.01 and 7.02) (a) that seeks an order, injunction or other equitable relief against a Ceding Company or any of their Affiliates; or (b) that, if successful, could, in a Ceding Company’s reasonable opinion, materially interfere with the business, assets, liabilities, obligations, financial condition, results of operations or reputation of the Ceding Companies or any of their Affiliates; provided, that if a Ceding Company assumes control over the resolution of any Action pursuant to this Section 7.06, such Ceding Company shall be responsible for all costs and expenses associated with such Action, excluding, for the avoidance of doubt, any Reinsured Liabilities. Notwithstanding the foregoing, no Ceding Company shall settle or compromise any Action without the Administrator’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) unless (a) there is no finding or admission of any violation of applicable Law or any violation of the rights of any Person by the Administrator or any of its Affiliates, (b) the sole relief provided is monetary damages that are paid in full by the Ceding Companies and no culpability is found on the part of, and a full and complete release is provided to, the Administrator and its Affiliates who are a party to the Legal Action and (c) the settlement does not encumber any of the assets of the Administrator or its Affiliates or contain any restriction or condition that would apply to or adversely affect the Administered Business, the Administrator or its Affiliates or the conduct of business by Administrator and its Affiliates.

Section 7.07 Cooperation. Each Party hereto shall use commercially reasonable efforts to cooperate with and assist the controlling Party in responding to, defending, prosecuting and settling any examination or Action under this Article VII; provided, that neither Party shall be required to waive any applicable attorney-client, attorney work product or other evidentiary privileges; provided, further, that, except as set forth in this Article VII, the Administrator shall reimburse the Ceding Companies, without duplication, for any out of pocket costs and expenses incurred by the Ceding Companies in connection with such efforts. Notwithstanding anything to the contrary contained in this Agreement, neither of the Ceding Companies nor the Administrator shall have the authority to institute, prosecute or maintain any legal or regulatory proceeding on behalf of any other Party without the prior written consent of such other Party, except as expressly contemplated in this Agreement.

Section 7.08 Excluded Liabilities. Subject to Section 2.12 of the Reinsurance Agreements and notwithstanding anything in this Agreement to the contrary, if any Action by a Governmental Authority or other Person relating to the Administered Business relates primarily to a liability that is not reinsured by the Administrator under either of the Reinsurance Agreements, the Ceding Companies shall assume all investigation, supervision and control of such Action at their own cost and expense; provided, however, that the Administrator shall reimburse the Ceding Companies, without duplication, for any allocated portion of the out-of-pocket costs and expenses that are incurred by the Ceding Companies in connection with any actual or alleged liabilities that are reinsured by the Administrator under either of the Reinsurance Agreements.

Section 7.09 Market Conduct and Other Examinations. For the avoidance of doubt, and without waiving any right to indemnification or payment that they may have under the terms of this Agreement or any other Transaction Agreement, the Ceding Companies shall supervise and control all market conduct and other Governmental Authority examinations of the Ceding Companies, including those that include the Administered Business; provided, that the Ceding Companies shall provide the Administrator sufficient opportunity to comment on their handling of any such market conduct or examination as it relates to the Administered Business and shall take into account any reasonable recommendations of the Administrator that are provided to the Ceding Companies, as applicable, in a timely manner. In addition, the Ceding Companies shall keep the Administrator reasonably and promptly informed of the process of all such market conduct and other examination relating to the Administered Business. The Ceding Companies shall not settle or compromise such market conduct or other examination to the extent it relates to the business reinsured by the Administrator under either Reinsurance Agreement without the Administrator’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Upon the request of the Ceding Companies, the Administrator shall provide to the Ceding Companies any data or other assistance with respect to the Administered Business as is reasonably requested in connection with such examinations.

Section 7.10 Indemnification Rights. Notwithstanding the foregoing, the provisions of this Article VII shall be subject to and shall not impair or reduce the indemnity obligations and rights of the Parties and their Affiliates and other provisions related to indemnification under the Master Transaction Agreement and each of the Reinsurance Agreements; provided, that Sections 7.02 and 7.06 and Article XV shall control with respect to the matters specifically set forth therein.

ARTICLE VIII

DURATION; TERMINATION

Section 8.01 Duration. This Agreement shall become effective as of the Effective Date and shall continue until the earlier of (a) the date on which the Reinsurance Agreements are terminated in accordance with the terms thereof and (b) the date on which this Agreement is terminated in accordance with the provisions of Section 8.02.

Section 8.02 Termination.

(a)   This Agreement may be terminated at any time upon the mutual written consent of the Parties hereto, which written consent shall state the effective date and relevant terms of termination.

(b)   This Agreement is subject to immediate termination at the option of the Ceding Companies, upon written notice to the Administrator, in the event that the Administrator becomes insolvent or is placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or there is instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations.

(c)   This Agreement will immediately terminate in its entirety upon the occurrence of any recapture or termination of the MLIC Reinsurance Agreement in accordance with its terms. Upon the occurrence of any recapture or termination of the SLIC Reinsurance Agreement in accordance with its terms, the Parties agree that this Agreement will remain in effect with respect to Services performed on behalf of SLIC unless and until this Agreement is otherwise terminated in accordance with its terms.

(d)   This Agreement is subject to immediate termination in its entirety or termination with respect to any individual Service, in each case, at the option of the Ceding Companies, upon written notice to the Administrator, if the Administrator fails to maintain any license, permit or other governmental authorization required under applicable Law to perform the Services, and the Reinsurer has not cured such failure as of thirty (30) days following its receipt of written notice thereof from the Ceding Companies.

(e)   Upon termination of this Agreement (other than a termination resulting from the termination of all liabilities of the Ceding Companies under all Reinsured Contracts in accordance with their respective terms), the Administrator shall (1) assign any Contract with     to the Ceding Companies, and the Ceding Companies will accept each such assignment and (2) if so directed by the Ceding Companies, assign each Contract with any other Subcontractor to the Ceding Companies, and the Ceding Companies shall accept each such assignment, in each case such that the Ceding Companies or their designee shall be able to perform the applicable Services without interruption following termination of this Agreement; provided, that if a Contract with a Subcontractor is not assignable to the Ceding Companies, the Administrator shall (x) reimburse the Ceding Companies, without duplication, for any reasonable internal and documented out-of-pocket costs to transition the Services to a replacement servicer or the Ceding Companies and (y) at its sole expense, cooperate fully in the prompt transfer of the applicable Services and any books and records and other materials maintained by the Administrator related to such Services to the Ceding Companies or the Ceding Companies’ designee.

Section 8.03 Survival. Notwithstanding the other provisions of this Article VIII, Articles I, IX, XI and XV shall remain in full force and effect after the termination of this Agreement.

ARTICLE IX

POLICYHOLDER INFORMATION

Section 9.01 Personal Data. The Administrator (i) shall and shall cause its Affiliates and Subcontractors, other than the TPA, and its and their respective Representatives to comply with all Applicable Privacy Laws and information security requirements no less protective than those set forth on Schedule VI, (ii) shall cause the TPA and its Affiliates and their respective

Representatives to comply with all Applicable Privacy Laws and information security requirements no less protective than those set forth on Schedule VII.

Section 9.02 OFAC Compliance. The Administrator shall not process any premium payment or pay any claim with respect to the Reinsured Contracts if such actions are prohibited under any applicable Law, including regulations promulgated by the Office of Foreign Assets Control of the U.S. Treasury Department implementing U.S. economic and trade sanctions against targeted foreign countries, terrorists, international narcotics traffickers, and those engaged in the proliferation of weapons of mass destruction.

ARTICLE X

DISASTER RECOVERY

Section 10.01 Disaster Recovery.

(a)   For as long as Services are provided hereunder, at no cost to the Ceding Companies, the Administrator shall cause the TPA to maintain and adhere to the     Disaster Recovery Plans, and the Parties shall cooperate in good faith on an ongoing basis to amend the     Disaster Recovery Plans as needed. As part of the Services, the Administrator shall cause the TPA to implement the     Disaster Recovery Plans for the continuation of the Services, including recovery of any Non-Public Personal Information and the Administrator’s operating environment and telecommunications infrastructure as necessary to provide the Services with no or minimal interruption or material degradation of service quality. The Administrator shall cause the TPA to test the     Disaster Recovery Plans at least once annually and upon a Ceding Company’s request shall cause the TPA to provide such Ceding Company with written summaries of all such test results (which the Parties agree may be shared by such Ceding Company with the Applicable Regulator). The Ceding Companies shall be provided at least ten (10) Business Days’ prior written notice of, and shall have the right to observe and participate in,    ’s testing of the     Disaster Recovery Plans; provided, however, that such observation and participation rights shall be subject to reasonable privacy and security restrictions, including those of the Administrator’s and    ’s suppliers.

(b)   In the event of a business interruption, the Administrator shall promptly cause     to implement the     Disaster Recovery Plans, as appropriate.

ARTICLE XI

INDEMNIFICATION

Section 11.01 Indemnification by the Ceding Companies. Each Ceding Company shall indemnify, defend and hold harmless the Administrator and its Affiliates and their respective Representatives, successors and assigns (collectively, the “Administrator Indemnified Parties”) from and against any and all Losses incurred by the Administrator Indemnified Parties to the extent arising from (a) any breach by such Ceding Company of the covenants and agreements of such Ceding Company contained in this Agreement (except where such breach is the result of the action or failure to act of the Administrator or any Affiliate or Representative of the

Administrator), (b) any direction given or decision made by such Ceding Company, (c) any violations of applicable Law by such Ceding Company or any of its Affiliates or Representatives in connection with this Agreement (except when such violation happens as a result of the direction or request of the Administrator or its designees), (d) the performance by such Ceding Company of the Excluded Services, (e) any claim brought by a third party relating to or arising from such Ceding Company’s marketing, solicitation, issuance, underwriting, administration or claims handling of the Administered Business, (f) any negligence, willful misconduct, fraud, theft or embezzlement by directors, officers, employees or agents of such Ceding Company or their Representatives during the term of this Agreement, (g) any recovery efforts taken at the direction of such Ceding Company pursuant to Section 11.06(a), and (h) any successful enforcement of this indemnity.

Section 11.02 Indemnification by the Administrator. The Administrator shall indemnify, defend and hold harmless the Ceding Companies and their respective Affiliates and their respective Representatives, successors and assigns (collectively, the “Ceding Company Indemnified Parties”) from and against any and all Losses incurred by the Ceding Company Indemnified Parties to the extent arising from (a) any breach by the Administrator of the covenants and agreements of the Administrator contained in this Agreement (except where such breach is the result of the action or failure to act of a Ceding Company or any Affiliate or Representative of a Ceding Company), (b) any violations of applicable Law by the Administrator or its Affiliates or any Representatives or Subcontractors of the Administrator in connection with this Agreement (except when such violation happens as a result of the written or express direction or request of a Ceding Company or its designees), (c) Administrator’s use of the Securian Marks; provided, however, that such indemnification in this subpart (c) shall not extend to any Losses that arise out of or are based upon the infringement or alleged infringement of the trademark rights of any third party by reason of Administrator’s use, in accordance with this Agreement, of the Securian Marks, (d) any negligence, willful misconduct, fraud, theft or embezzlement by directors, officers, employees or agents of the Administrator or its Representatives or Subcontractors during the term of this Agreement, (e) any recovery efforts taken at the direction of the Administrator pursuant to Section 11.06(a), and (f) any successful enforcement of this indemnity.

Section 11.03 Notice of Claim; Defense.

(a)   If (i) any non-affiliated third party or Governmental Authority institutes, threatens or asserts any Action that may give rise to Losses for which a Party (an “Indemnifying Party”) may be liable for indemnification under this Article XI (a “Third Party Claim”) or (ii) any Person entitled to indemnification under this Agreement (an “Indemnified Party”) shall have a claim to be indemnified by an Indemnifying Party that does not involve a Third Party Claim, then the Indemnified Party shall send to the Indemnifying Party a written notice specifying the nature of such claim and to the extent practicable based on then-available information, a good faith estimate of the amount of all related Losses (a “Claim Notice”); provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its indemnification obligations under this Article XI except to the extent that the Indemnifying Party is actually prejudiced by the failure of the Indemnified Parties to provide a timely and adequate Claim Notice.

(b)   The Indemnifying Party may, by notice delivered within twenty (20) Business Days of the receipt after a Claim Notice with respect to a Third-Party Claim, assume the defense and control of such Third-Party Claim (at the expense of such Indemnifying Party). The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against the Indemnified Party or (ii) the Third Party Claim would reasonably be expected to result in an injunction or equitable relief against the Indemnified Party that would, in each case, have a material effect on the operation of the business of such Indemnified Party or any of its Affiliates.

(c)   Subject to Section 11.03(b), if the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Parties may participate, at their own expense and through separate legal counsel of their choice, in the defense of any such Third Party Claim; provided, however, that the Indemnifying Party shall (i) control the defense of the Indemnified Parties in connection with such Action and (ii) bear the reasonable fees, costs and expenses of such separate counsel if an actual or potential conflict of interest makes representation by the same counsel inappropriate. If the Indemnifying Party chooses to assume the defense of any Third Party Claim, the Administrator or a Ceding Company (as the case may be) shall, and shall cause each of its Affiliates and Representatives to, reasonably cooperate (including, upon the reasonable request of the other Party, making reasonably available books, records and personnel with respect to the subject matter of such Third Party Claim) with the Indemnifying Party in the defense of such Third Party Claim. All costs and expenses incurred in connection with such reasonable cooperation shall be borne by the Indemnifying Party. If the Indemnifying Party has assumed the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim; provided, however, that no such consent shall be required if such settlement, compromise, discharge or entry of any judgment (A) does not involve any finding or admission of any violation of applicable Law or admission of any wrongdoing or any violation of the rights of any Person and does not include a statement or admission of fault, culpability or failure to act by or on behalf of any Indemnified Party, (B) provides for no relief other than monetary damages and does not subject the Indemnified Party to any injunctive relief or other equitable remedy and does not encumber any of the assets of any Indemnified Party or result in any material restriction or condition that would apply to or affect any Indemnified Party or the conduct of any Indemnified Party’s business and (C) includes a complete and unconditional release of each Indemnified Party from any and all liabilities in respect of such Third Party Claim. If the Indemnifying Party has assumed the defense of a Third Party Claim and is in compliance with its obligations under this Section 11.03(c), the Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to such Third Party Claim or admit to any liability with respect to such Third Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, delayed or conditioned). If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, then the Indemnified Party shall have the right to retain counsel reasonably acceptable to the Indemnifying Party and assume its own defense (without in any way waiving or otherwise affecting the Indemnified Party’s rights to indemnification pursuant to this Agreement), and the fees, charges and disbursements of no more than one such counsel per jurisdiction selected by the Indemnified Party shall be reimbursed by the Indemnifying Party. Under no circumstances will the Indemnifying Party have any liability in connection with any settlement of any Action that is entered into without its prior written consent.

Section 11.04 No Duplication; Exclusive Remedy. Any Liability for indemnification hereunder or under any Transaction Agreement shall be determined without duplication of recovery by reason of the same Loss. For the avoidance of doubt, any such Liability for indemnification of the Ceding Company Indemnified Parties shall be determined without duplication of recovery as between each of the Ceding Company Indemnified Parties.

Section 11.05 Limitation on Set-off. Neither the Administrator nor the Ceding Companies shall have any right to set off any unresolved indemnification claim pursuant to this Article XI against any payment due pursuant to the Reinsurance Agreements.

Section 11.06 Recovery by Indemnified Party.

(a)   In any case where an Indemnified Party recovers from a third party not affiliated with such Indemnified Party any amount in respect of any Loss for which an Indemnifying Party has actually reimbursed it pursuant to this Article XI, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (net of any out-of-pocket expenses incurred by such Indemnified Party in collecting such amount), but not in excess of (x) the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter, minus (y) the present value of any increase in insurance premiums or other charges paid or reasonably expected to be paid by the Indemnified Party arising out of such Loss.

(b)   If any portion of Losses to be reimbursed by the Indemnifying Party pursuant to this Article XI would reasonably be expected to be recoverable from a third party not affiliated with the relevant Indemnified Party (including under any applicable third-party insurance coverage) based on the underlying claim or demand asserted against such Indemnifying Party, then the Indemnified Party shall reasonably promptly after becoming aware of such fact give notice thereof to the Indemnifying Party and, upon the request of the Indemnifying Party, shall use commercially reasonable efforts as directed by the Indemnifying Party to collect the amount recoverable from such third party, in which event the Indemnifying Party shall reimburse the Indemnified Party for all costs and expenses incurred in connection with such collection. If any portion of Losses actually paid by the Indemnifying Party pursuant to this Article XI would reasonably be expected to have been recoverable from a third party not affiliated with the relevant Indemnified Party (including under any applicable third-party insurance coverage) based on the underlying claim or demand asserted against such Indemnifying Party, then the Indemnified Party shall transfer, to the extent transferable, such of its rights to proceed against such third party as are necessary to permit the Indemnifying Party to recover from such third party any amount actually paid by the Indemnifying Party pursuant to this Article XI.

Section 11.07 Right to Indemnification. Notwithstanding any other provision in this Agreement to the contrary, the rights of the Indemnified Parties under this Article XI shall not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired), at any time, whether before or after the execution and delivery of this Agreement or the Effective Date. The waiver of any condition based on the performance of or compliance with any covenant, agreement, condition and obligation set forth in this Agreement, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants, agreements, conditions and obligations.

Section 11.08 Relationship with Reinsurance Agreements. Nothing contained in this Article XI is intended to supersede any provision of either Reinsurance Agreement.

ARTICLE XII

COOPERATION; REGULATORY MATTERS

Section 12.01 Cooperation. The Parties hereto shall use commercially reasonable efforts to cooperate in order that the duties assumed by the Administrator hereunder will be effectively, efficiently and promptly discharged, and will not take any actions that would frustrate the intent of the transactions contemplated by this Agreement or any other Transaction Agreement. In accordance with the foregoing, each Party shall, at all reasonable times under the circumstances, make available to each other Party properly authorized personnel for the purpose of consultation and decision.

Section 12.02 Compliance of the Policies. The Ceding Companies and the Administrator agree to cooperate fully with each other and any Governmental Authorities in maintaining the Reinsured Contracts in compliance in all material respects with applicable Law. If the Administrator determines that any of the Reinsured Contracts are not in material compliance with applicable Law, the Administrator shall so notify the Ceding Companies and, in consultation with the Ceding Companies, take whatever action is reasonably necessary for the Administrator to take to bring such Reinsured Contracts into compliance with applicable Law. The Administrator shall prepare any necessary amendments to such Reinsured Contracts and shall prepare any necessary filings for the purpose of obtaining the approval of Governmental Authorities for such amendments. The costs of any such compliance actions shall be borne by the Ceding Companies to the extent that the applicable non-compliance is the result of actions of the Ceding Companies.

ARTICLE XIII

TRADEMARK LICENSE

Section 13.01 Agreements Regarding Use of the Securian Marks. The Administrator hereby acknowledges that the Ceding Companies are using the names and marks and registrations thereof listed on Schedule IV, as amended from time to time (the “Securian Marks”). It is understood that the Ceding Companies retain the right, in their sole discretion, to modify the Securian Marks or add new names and marks to Schedule IV, upon reasonable prior notice to the Administrator, provided that the Ceding Companies shall reimburse the Administrator, without duplication, for its reasonable and documented costs necessitated by such modifications. The Ceding Companies and the Administrator agree as follows:

(a)   Solely during the term of this Agreement, the Ceding Companies hereby grant to the Administrator and each Subcontractor, and to each of the Administrator’s Affiliates who separately executes an agreement with the Ceding Companies in a form to be mutually agreed by the Parties to be bound by the terms and conditions set forth in Section 13.01 and 13.02 and such other provisions of this Agreement as are related thereto, a non-exclusive, non-assignable, non-transferable, non-sublicensable, royalty-free license to use the Securian Marks solely in the United States, solely to the extent necessary to perform the Services and solely in connection with the servicing of products and services within the United States, and in compliance with all applicable Laws and regulations in connection with the foregoing, in each case on a basis consistent with the current use of the Securian Marks by the Ceding Companies and their Affiliates;.

(b)   The Administrator acknowledges that the Securian Marks have established valuable goodwill and reputation, and that it is of great importance to the Ceding Companies that this goodwill and reputation be maintained. The Administrator agrees that the nature and quality of all products and services provided or offered by the Administrator in connection with the Securian Marks as permitted hereunder shall be at least equal to the standard of quality maintained by the Ceding Companies in connection with such products and services during the twelve (12)-month period immediately prior to the date hereof (collectively, “Mark Standards”). The Administrator agrees to make available for review, upon a Ceding Company’s reasonable request, true and correct samples of any materials in commercial use that incorporate the Securian Marks including labels, stickers, policies or other materials (collectively, the “Materials”). If a Ceding Company reasonably determines that any Material does not conform to the Mark Standards, upon written notice from such Ceding Company, the Administrator shall use commercially reasonable efforts to promptly cease use of the applicable Material, and shall take commercially reasonable steps necessary to remedy any such deficiencies within fifteen (15) Business Days after such notification. The Administrator shall promptly notify the Ceding Companies of any complaints received in writing from third parties regarding the Administrator’s use of the Securian Marks (including the products or services offered or provided under the Securian Marks by the Administrator) that could reasonably be expected to have a material adverse effect, individually or in the aggregate, on the Securian Marks or the goodwill associated therewith and, at the request of a Ceding Company, shall reasonably cooperate with such Ceding Company to address and mitigate the circumstances giving rise to such complaints.

(c)   The Administrator agrees to comply with any requirements established by the Ceding Companies and provided to the Administrator concerning the style, design, display and use of the Securian Marks, including the Mark Standards and any such requirements regarding (i) the use of the trademark symbols “tm” or “sm” or United States registration symbol “®”, and (ii) use of a clear notice or other appropriate disclosure, approved by a Ceding Company, concerning the ownership of the Securian Marks and the licensing relationship between the Parties (“Ownership Disclosure”). For the avoidance of doubt, (A) the Securian Marks may only be used hereunder in the same appearance in use as of the date hereof or as otherwise approved by a Ceding Company and (B) the Securian Marks may not be modified through combination with any other logo, design, symbol, trademark, service mark, company or corporate name or commercial slogan or with any prefix or suffix or any modifying word or term hereunder, except as agreed to in writing by the Parties prior to any such use.

(d)   The Administrator acknowledges and agrees, as between the Administrator and the Ceding Companies, that: (i) the Ceding Companies are the exclusive owner of all right, title and interest in and to the Securian Marks; (ii) ownership of the Securian Marks and the goodwill relating thereto shall remain vested in the Ceding Companies both during the period of this Agreement and thereafter; (iii) any use of the Securian Marks by the Administrator (and any goodwill arising therefrom) shall inure to the exclusive benefit of the Ceding Companies (iv) the Administrator will not adopt, use, register, file or maintain any registration or application for registration of, any trademark, service mark, trade name, slogan, Internet domain name or other identifier or device that constitutes or includes any Securian Marks or is confusingly similar to any of the Securian Marks and (v) the Administrator will not represent that it has an ownership interest in the Securian Marks or any registrations or applications for registration therefor. Except as provided herein, the Administrator shall have no right to use any other name or mark of or controlled by the Ceding Companies not now or hereafter listed on Schedule IV hereof.

(e)   If the Administrator’s general counsel or other in-house counsel become aware of the use by any third party of any marks confusingly similar to the Securian Marks or any potential infringements of the Securian Marks, the Administrator shall inform the Ceding Companies. As between the Ceding Companies and the Administrator, (i) the Ceding Companies shall determine, in their sole discretion, whether or not any action shall be taken with respect to such alleged violation or infringement and the nature of the action to be taken, and (ii) the Ceding Companies shall have full authority and control over any assertion of infringement of or with respect to the Securian Marks and the Administrator shall provide assistance to the Ceding Companies, at the Ceding Companies’ reasonable request, including being joined to any infringement action. Any recovery obtained by a Ceding Company as a result of any such action shall belong solely to such Ceding Company.

(f)   The agreements and covenants contained in this Article XIII (including the license granted herein) shall continue in effect until such time as this Agreement is terminated pursuant to Section 8.02. Upon the expiration or termination of this Article XIII, the Administrator shall cease all use of the Securian Marks, and shall remove all Securian Marks from all Materials, stationery, computer and electronic systems, and any and all documents (whether in written, electronic, optical or other form) in the Administrator’s possession or control, and the Administrator shall take one of the following actions, at the Administrator’s option and at the Administrator’s sole expense: (A) deliver to the Ceding Companies all Materials that bear the Securian Marks; or (B) destroy all such Materials and provide the Ceding Companies with written confirmation of such destruction, in each case except for internal business records including archival copies kept (1) in accordance with applicable Laws or with any judicial or administrative process or proceeding or (2) in the ordinary course of business in accordance with internal policies of the Administrator.

(g)   The Ceding Companies believe that, except as set forth in Section 13.01(a), all use of the Securian Marks in connection with performing the Services is nominative in nature and therefore does not require a license from the Ceding Companies or their respective Affiliates. If, however, during the term of this Agreement, it becomes necessary for the Administrator to receive any other license to the Securian Marks for the performance of the Services, the Ceding Companies shall use commercially reasonable efforts to procure such rights, on a royalty-free basis, for the benefit of the Administrator to the extent required and the Administrator shall be excused from any failure to perform any Service to the extent caused by any failure to obtain such license.

(h)   THE CEDING COMPANIES HEREBY SPECIFICALLY DISCLAIM ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, REGISTRABILITY, OWNERSHIP OR NON-INFRINGEMENT, AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE), REGARDING THE SECURIAN MARKS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ADMINISTRATOR ACKNOWLEDGES THAT THE LICENSE GRANTED IN THIS AGREEMENT AND THE SECURIAN MARKS ARE PROVIDED “AS IS.”

(i)   None of the rights, interests or obligations licensed to the Administrator under this Section 13.01 may be assigned, in whole or in part, by operation of law or otherwise (other than by operation of law in a merger), by the Administrator without the prior written consent of the Ceding Companies, and any such assignment that is not consented to shall be null and void. Any attempt by the Administrator to assign, in whole or in part, by operation of law or otherwise, the rights, interests or obligations licensed hereunder, in violation of this subsection (i), shall be considered a material breach under this Agreement.

(j)   Without limiting the right of the Ceding Companies hereto to pursue all other legal and equitable rights available to it for violation of this Section 13.01 by the Administrator, the Administrator acknowledges and agrees that other remedies cannot fully compensate the Ceding Companies for such a violation by the Administrator and that the Ceding Companies shall be entitled to injunctive relief or other equitable remedies to prevent the violation or continuing violation thereof.

ARTICLE XIV

INSURANCE COVERAGE

Section 14.01 Insurance. The Administrator shall, at its sole cost and expense, obtain from an insurance company or companies and maintain in force at all times during the performance of the Services, the insurance coverages set forth in Schedule III. Such insurance must name the Ceding Companies as additional insureds for all liability coverage related to or arising from Services performed under this Agreement. The insurance companies selected by the Administrator shall have a Best’s Financial Performance Rating of A- or higher and a Financial Size Category of IX or higher, unless otherwise approved in writing by the Ceding Companies. The Administrator shall promptly notify the Ceding Companies of any material change in such insurance coverages.

ARTICLE XV

TAXES

Section 15.01 Premium Taxes.

(a)   Quarterly Premium Tax Report. Within twenty (20) Business Days of the end of each Accounting Period, the Administrator will provide to each Ceding Company a report in such format as reasonably agreed by the Parties (a “Quarterly Premium Tax Report”) Each Quarterly Premium Tax Report shall provide Premium information by state and municipality. The Administrator, as Reinsurer, shall pay to the Ceding Companies as reimbursement for Premium Taxes the amounts provided for in the Reinsurance Agreements, which shall be settled as part of the Net Settlements. Such amounts shall be based on an assumed rate.

(b)   Requested Information. Each Ceding Company shall provide to the Administrator on a timely basis any information within such Ceding Company’s possession or control that is reasonably requested by the Administrator in connection with the Administrator’s obligations under this Article XV. The Quarterly Premium Tax Report shall be based on Premiums collected by the Administrator with respect to the Reinsured Contracts pursuant to this Agreement and the information in its possession, as well as additional information in the Annual Premium Tax Report (as determined by the Administrator). Each Ceding Company shall prepare and file all Tax Returns that must be filed in connection with Premium Taxes. Each Party shall furnish to the other Party all information and records reasonably requested by the other Party for use in the preparation, review or verification of all Tax Returns that must be filed in connection with Premium Taxes.

(c)   Annual Premium Tax Report. The Administrator will provide each Ceding Company with a final annual report of Premiums for each calendar year of this Agreement in such format at the Parties may reasonably agree (the “Annual Premium Tax Report”) within twenty (20) Business Days of the end of such calendar year. Each Annual Premium Tax Report shall provide Premium information by state and municipality.

(d)   Settlement Payments. The amount of Premium Taxes included in each Net Settlement shall be determined in accordance with the definition of Allocated Premium Taxes. Each Ceding Company shall, by April 30th of each calendar year, prepare and provide to the Administrator a calculation of the actual Premium Tax costs and credits for such prior year and a true-up of such costs and credits against the amounts paid on an assumed basis (the “Final True-Up”). The Final True-Up shall be a final accounting of the amounts due with respect to the Premium Taxes paid in the prior year, and any underpayment or overpayment reflected on such Final True-Up will be reflected in the succeeding Net Settlement following the Administrator’s receipt of the Final True-Up. In addition to the information contained in the Annual Premium Tax Report, the Final True-Up shall take into account the following additional information provided by any Ceding Company with respect to any relevant preceding year: (i) each Ceding Company’s calculation of retaliatory Premium Taxes as reflected in the Tax Returns of such Ceding Company for the relevant preceding year, (ii) any such Premium Taxes that were charged to the policyholder under the relevant Reinsured Contract (and for which the amount charged to the policyholder was not otherwise credited to the Administrator under the Reinsurance

Agreements or this Agreement), (iii) any additional information in a Ceding Company’s or the Administrator’s possession relevant to the calculation of the Final True-Up, and (iv) any additional information provided by the Administrator to a Ceding Company in accordance with the last sentence of Section 15.01(b). Within thirty (30) Business Days of the Administrator’s receipt of the Final True-Up, each Ceding Company and the Administrator shall discuss in good faith any adjustments to the assumed rates of Premium Taxes used in the definition of Allocated Premium Taxes in light of the results of the Final True-Up.

(e)   Notice. Each of the Ceding Companies and the Administrator shall promptly notify the other in writing upon receipt by it or any of its Affiliates of notice of any pending or threatened Action related to any Premium Taxes or any Tax Returns filed in connection with such Taxes and any communications received from a Tax Authority relating to Premium Taxes or to any related credits, deductions or offsets.

(f)   Actions. The Administrator and each Ceding Company shall have the joint right to control the conduct of any Action related to any Premium Taxes or any Tax Returns filed in connection with such Premium Taxes. Each Party may employ counsel at its own expense. Neither Party shall settle, either administratively or after the commencement of litigation, any claim for Premium Taxes without the consent of the other Party, which consent shall not be unreasonably withheld or delayed. Each Ceding Company and the Administrator shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the preparation for any Tax audit or other Action related to Premium Taxes, and the prosecution or defense of any Action related to any Premium Taxes or any Tax Returns filed in connection with such Premium Taxes. Each Ceding Company and the Administrator shall reasonably cooperate with each other in the conduct of any Action related to any Premium Taxes. For the avoidance of doubt, nothing in this Agreement shall require any Ceding Company to provide the Administrator access to any federal, state, or local income Tax Return that includes a Ceding Company or its Affiliates. Any information obtained under this Section 15.01(f) shall be kept confidential, except as otherwise reasonably may be required in connection with the filing of Tax Returns or claims for Tax refunds or in conducting any Action related to Taxes.

Section 15.02 Tax Information Reporting, Withholding and Depositing. The Administrator shall be responsible for all Tax information reporting, withholding and depositing required under applicable Law with respect to the Administered Business (which may be subcontracted in accordance with Section 3.02); provided that with respect to Premium Taxes, the Administrator shall be responsible for providing the applicable Ceding Company with the Quarterly Premium Tax Report and Annual Premium Tax Report which would allow such Ceding Company to make Premium Tax payments and prepare and file Premium Tax returns as required under applicable Law with respect to the Administered Business.

Section 15.03 Conflicts. Notwithstanding any other provision in this Agreement, with respect to the matters specifically set forth in this Article XV, the provisions of this Article XV shall control.

ARTICLE XVI

MISCELLANEOUS

Section 16.01 Remedies. Nothing in this Agreement will prevent any Party from immediately seeking injunctive or interim relief (a) in the event of any actual or threatened breach of any of the provisions of this Agreement, (b) in the event that the dispute relates to, or involves a claim of, actual or threatened infringement or violation of intellectual property or (c) to the extent necessary for any Party to preserve any right. All such actions for injunctive or interim relief shall be brought in a court of competent jurisdiction in accordance with Section 16.02. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement, and further remedies may be pursued in accordance with Article XI.

Section 16.02 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to principles of conflicts of law thereof that would result in the application of the laws of another jurisdiction).

Section 16.03 Jurisdiction; Venue. Each of the Parties hereto irrevocably agrees that any and all Actions arising out of, relating to or in connection with this Agreement or the transactions contemplated by this Agreement or the formation, breach, termination or validity of this Agreement brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the United States District Court for the Southern District of New York or in any New York state court sitting in New York County. Each of the Parties agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 15.05, or in such other manner as may be permitted by applicable Law, will be valid and sufficient service thereof. Each of the Parties hereto hereby irrevocably submits with regard to any such Actions for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Actions with respect to this Agreement or the transactions contemplated by this Agreement or the formation, breach, termination or validity of this Agreement (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Agreement, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the Actions should be dismissed on the basis of forum non conveniens, (ii) the venue of such Actions is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 16.04 Jury Waiver. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD-PERSON CLAIM OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT AND

THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 15.04.

Section 16.05 Notices. Any notice, request, demand, waiver, consent, approval or other communication required or permitted to be given hereunder shall be in writing and shall be delivered personally, sent by e-mail or facsimile transmission, sent by registered or certified mail, postage prepaid, or sent by a standard overnight courier of national reputation with written confirmation of delivery. Any such notice shall be deemed given (a) when so delivered personally, or (b) if sent by e-mail or facsimile transmission, on the date received, or (c) if mailed or sent by overnight courier, on the date shown on the written confirmation of delivery; provided that, with respect to any of (a), (b) or (c), any such notice received after 5:00 p.m. on a Business Day (addressee’s local time) or on a day that is not a Business Day shall be deemed given at 9:00 a.m. (addressee’s local time) on the next Business Day). Such notices shall be given as follows:

To MLIC:	Minnesota Life Insurance Company
400 Robert Street North
St. Paul, MN 55101
Attn: General Counsel
Phone:
E-mail:

To SLIC:	Securian Life Insurance Company
400 Robert Street North
St. Paul, MN 55101
Attn: General Counsel
Phone:
E-mail:

To SFS:	Securian Financial Services, Inc.
400 Robert Street North
St. Paul, MN 55101
Attn: General Counsel
Phone:
E-mail:

With concurrent
copies (which will not
constitute notice) to:

Attention:

Tel:

E-mail:

To the Administrator:

Attention:
Tel:
E-mail:

With concurrent copies (which will not
constitute notice) to:

Attention:

Tel:

Email:

or at such other address for a Party as will be specified by like notice. Each notice or other communication required or permitted under this Agreement that is addressed as provided in this section will be deemed given upon delivery.

Section 16.06 No Assignment. This Agreement may not be assigned by either of the Parties hereto without the prior written approval of the other Party.

Section 16.07 Binding Effect. This Agreement is binding upon, and will inure to the benefit of, the Parties and their respective permitted assignees and successors (including any liquidator, rehabilitator, receiver or conservator of a Party).

Section 16.08 Schedules, Annexes and Exhibits. All Schedules, Annexes and Exhibits to this Agreement are attached hereto and are incorporated herein by reference. The provisions of this Agreement (without reference to any attached Schedules, Annexes and Exhibits) shall be deemed to control in the event of any inconsistency or conflict between the provisions of this Agreement (without reference to any attached Schedules, Annexes and Exhibits) and the Schedules, Annexes and Exhibits attached hereto.

Section 16.09 Entire Agreement. This Agreement (including all Exhibits, Annexes and Schedules hereto) and the other Transaction Agreements constitute the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, between the Parties with respect to the subject matter of this Agreement and such other agreements. Except as otherwise provided in Article XI, with respect to the Administrator Indemnified Parties and the Ceding Company Indemnified Parties, this Agreement is not intended to and shall not confer upon any Person other than the Parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns any rights or remedies.

Section 16.10 Waiver and Amendment. This Agreement may be modified or amended only by a writing duly executed by the Ceding Companies and the Administrator. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof. A waiver must be in writing and must be executed by such Party. A waiver on any occasion shall not be deemed to be a waiver of the same or any term or condition on a future occasion.

Section 16.11 Construction.

(a)   For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated.

(b)   Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

(c)   For purposes of this Agreement, the term “including” means “including but not limited to.”

(d)   Whenever used in this Agreement, the masculine gender shall include the feminine and neutral genders.

(e)   All references herein to Articles, Sections, Subsections, Paragraphs, Exhibits and Schedules shall be deemed references to Articles, Sections, Subsections and Paragraphs of, and Exhibits, Annexes and Schedules to, this Agreement, unless the context shall otherwise require.

(f)   Any reference herein to any statute, agreement or document, or any section thereof, shall, unless otherwise expressly provided, be a reference to such statute, agreement, document or section as amended, modified, restated, supplemented or otherwise changed (including any successor section) and in effect from time to time.

(g)   All terms defined in this Agreement shall have the defined meaning when used in any Schedule, Annex, Exhibit, certificate or other documents attached hereto or made or delivered pursuant hereto unless otherwise defined therein.

Section 16.12 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of a Ceding Company or the Administrator under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 16.13 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

Section 16.14 Treatment of Confidential Information. The Parties agree that, other than as contemplated by this Agreement or any other Transaction Agreement and to the extent permitted or required to implement the transactions contemplated by this Agreement and the other Transaction Agreements, the Parties will keep confidential and will not use or disclose the other Party’s Confidential Information and the terms and conditions of this Agreement, including the exhibits and schedules hereto, except (x) as otherwise required by applicable Law or any order or ruling of any state insurance regulatory authority or any other Governmental Authority, (y) as may be required to be disclosed in the financial statements of such Party or any of its Affiliates or (z) such disclosure as may be required in connection with any dispute resolution proceeding between the Parties in respect hereof.

Section 16.15 Relationship. The Ceding Companies and the Administrator are and shall remain independent contractors and not employees or agents of the other Party. Except as expressly granted in this Agreement or otherwise by the other Party in writing or as may be required by applicable Law or as necessary to perform the services to be provided hereunder or to obtain the benefits hereof, no Party shall have any authority, express or implied, to act as an agent of the other Party or its subsidiaries or Affiliates under this Agreement. Except as otherwise provided by this Agreement or by any other agreement between the Parties, each Party shall be responsible for the payment of all employment, income and social security taxes arising in connection with the compensation payable to its personnel involved in the provision of the Services.

Section 16.16 Conflict. In the event of any conflict between the terms of this Agreement and either Reinsurance Agreement, the terms of such Reinsurance Agreement, as applicable, shall control.

Section 16.17 No Prejudice. The Parties agree that this Agreement has been jointly negotiated and drafted by the Parties hereto and that the terms hereof shall not be construed in favor of or against any Party on account of its participation in such negotiations and drafting.

Section 16.18 Force Majeure. No Party shall be liable for any expense, loss or damage whatsoever arising out of any interruption of Service or delay or failure to perform under this Agreement caused by Force Majeure (except to the extent that the Service being provided was a disaster recovery service or with respect to the obligation in Article X), provided that in the event of a Force Majeure, nothing in this Section 16.18 shall relieve any Party of the obligation to operate under such Party’s applicable disaster recovery or business continuity plan. The Party claiming excusable delay must promptly notify the other party of that delay. For purposes of this Agreement, a “Force Majeure” shall be deemed to have occurred upon the occurrence of a “Force Majeure Event” pursuant to Section 16 of the MSA, as set forth in Exhibit A hereto. In any such event, the Ceding Companies’ and the Administrator’s obligations hereunder shall be postponed for such time as its or their performance is suspended or delayed on account thereof; provided, however, that in any such event the Administrator shall use its commercially reasonable efforts to cause     to comply with its obligations under Section 16 of the MSA. If any Party is so affected, such Party will notify the other Party in writing upon learning of the occurrence of such event of Force Majeure. Upon the cessation of the Force Majeure event, such Party will use commercially reasonable efforts to resume, or to cause the relevant Subcontractor to resume, its performance with the least practicable delay. For the avoidance of doubt, nothing in this Section 16.18 shall limit in any way the Administrator’s obligations to pay all Reinsured Liabilities under the Reinsurance Agreement.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

MINNESOTA LIFE INSURANCE COMPANY

By	/s/ Christopher M. Hilger
Name:	Christopher M. Hilger
Title:	Chairman, President & CEO

SECURIAN LIFE INSURANCE COMPANY

By	/s/ Christopher M. Hilger
Name:	Christopher M. Hilger
Title:	Chairman, President & CEO

By
Name:
Title

[Signature Page to Administrative Services Agreement]

SECURIAN FINANCIAL SERVICES, INC. (solely for purposes of Section 3.01 hereof)

By	/s/ Kimberly K. Carpenter
Name:	Kimberly K. Carpenter
Title:	Executive Vice President

[Signature Page to Administrative Services Agreement]